Exhibit 5.1

12235 El Camino Real, Suite 200 San Diego, CA 92130-3002 PHONE 858.350.2300 FAX 858.350.2399 www.wsgr.com

November 20, 2017

Bridgepoint Education, Inc.
8620 Spectrum Center Blvd.
San Diego, CA 92123

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Bridgepoint Education, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on November 3, 2017 of a registration statement on Form S-3 (Registration No. 333-221354) (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale by the selling stockholder (the “Selling Stockholder”) to be identified in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplement to the prospectus referred to therein (the “Prospectus Supplement”), of 7,562,890 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).
We understand that the Selling Stockholder intends to sell shares of Common Stock (the “Shares”) to the underwriter (the “Underwriter”) for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form as will be filed by the Company as an exhibit to a Current Report on Form 8-K, to be entered into by and among the Company, the Selling Stockholder and the Underwriter (the “Underwriting Agreement”), the Prospectus and the Prospectus Supplement.

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholder. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Bridgepoint Education, Inc.
November 20, 2017

On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about November 20, 2017, for incorporation by reference into the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation